Exhibit 10.8

AMENDMENT NO. 5 TO THE SEVENTH AMENDED AND RESTATED LOAN AND
SECURITY AGREEMENT

This AMENDMENT NO. 5 TO THE SEVENTH AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (together with all exhibits and schedules attached hereto, this “Amendment”) is entered into this 3rd day of June, 2004 by and among FLEET RETAIL GROUP, INC. (“Fleet”), a Delaware corporation, individually as a Lender and as Agent (“Agent”) for itself and any other financial institution which is or becomes a party thereto (each such financial institution, including FLEET, is referred to hereinafter individually as a “Lender” and collectively as the “Lenders”), THE CIT GROUP/BUSINESS CREDIT, INC., individually as a Lender and as Co-Administrative Agent, the other financial institutions party thereto as Lenders, RESTORATION HARDWARE, INC., a Delaware corporation (“Lead Borrower”) and THE MICHAELS FURNITURE COMPANY, INC., a California corporation (“Michaels,” together with the Lead Borrower, the “Borrowers”) (each, an “Amendment Party” and, collectively, the “Amendment Parties”), and is made with reference to the following facts:

RECITALS

A.                                   WHEREAS, Borrowers, the Agent, the Co-Administrative Agent and the Lenders (each a “Party” and, collectively, the “Parties”) have previously entered into that certain Seventh Amended and Restated Loan and Security Agreement dated as of November 26, 2002, as amended by a First Amendment dated as of April 28, 2003, an Amendment No. 2 dated as of September 12, 2003, an Amendment No. 3 dated as of November 18, 2003, and as further amended by an Amendment No. 4 dated as of March 15, 2004 (as amended, modified or supplemented from time to time, the “Loan Agreement”) and various agreements and instruments collateral thereto (collectively with the Loan Agreement, the “Loan Documents”).  All capitalized terms used herein, unless otherwise defined herein, shall have the meanings set forth in the Loan Documents.

B.                                     WHEREAS, the Amendment Parties desire to amend the Loan Agreement on the terms and subject to the conditions of this Amendment.

NOW THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Amendment Parties agree as follows:

SECTION 1                               AMENDMENTS TO LOAN AGREEMENT

1.1                                 The Loan Agreement is hereby amended by deleting all references to “Fleet Capital Corporation, a Rhode Island corporation” and by inserting “Fleet Retail Group, Inc., a Delaware corporation” in lieu thereof; and

1.2                                 Section 1 of the Loan Agreement is hereby amended by deleting the introductory paragraph thereto in its entirety and by inserting the following in lieu thereof:

Subject to the terms and conditions of, and in reliance upon the representations and warranties made in, this Agreement and the other Loan Documents, Lenders agree to make a Total Credit Facility of up to $100,000,000 (or such greater amount as may be made available pursuant to Section 1.1A, below) available upon Borrowers’ request therefor, as follows:

1.3                                 Section 1 of the Loan Agreement is hereby further amended by inserting the following text as a new Section 1.1A, immediately below the text of Section 1.1 thereof:

1.1A                       Increase in Revolving Loan Commitments.

So long as no Default or Event of Default then exists, the Lead Borrower shall have the right at any time, and from time to time, to request an increase of the Revolving Credit Maximum Amount to an amount not to exceed $150,000,000, as follows

1.1A.1.           Requests for Increase.  Any requested increase of the Revolving Credit Maximum Amount shall be first made to all existing Lenders on a pro rata basis. To the extent that any of the existing Lenders (or all of them) decline to increase the aggregate Lenders’ Revolving Loan Commitment, or decline to increase such Lender’s Revolving Loan Commitment to the amount requested by the Lead Borrower, the Agent may arrange for other Persons to become a Lender hereunder and to issue commitments in an amount equal to the amount of the increase in the Total Credit Facility requested by the Lead Borrower and not accepted by any or all of the existing Lenders (each such increase by either means, a “Commitment Increase,” and each such Person issuing, or Lender increasing, its Revolving Loan Commitment, an “Additional Commitment Lender”), provided, however, that (i) no Lender shall be obligated to provide a Commitment Increase as a result of any such request by the Borrowers, and (ii) any Additional Commitment Lender which is not an existing Lender shall be subject to the approval of the Agent and the Lead Borrower  (each of whose approval shall not be unreasonably withheld).  Each Commitment Increase shall be in a minimum aggregate amount of at least $10,000,000 and in integral multiples of $5,000,000 in excess thereof.

1.1A.2              Conditions Precedent to Commitment Increases.  No Commitment Increase shall become effective unless and until each of the following conditions have been satisfied:

(a)                                  the Borrowers, the Agent, and any Additional Commitment Lender shall have executed and delivered a joinder to the Loan Documents in such form as the Agent may reasonably require;

(b)                                 no Default or Event of Default exists as of the Commitment Increase Date or would arise from the increase of the Revolving Loan Commitment;

(c)                                  the Borrowers shall have paid such fees and other reasonable compensation to the Additional Commitment Lenders as the Lead Borrower and each such Additional Commitment Lenders may agree;

(d)                                 the Borrowers shall have paid such reasonable arrangement fees to the Agent as the Lead Borrower and the Agent may agree but in no event shall such arrangement fees be more than 7.5 basis points of such Commitment Increase;

(e)                                  the Borrowers shall deliver to the Agent and the Lenders an opinion or opinions, substantially in the form as delivered for Amendment No. 5, from counsel to the Borrowers and dated such date;

(f)                                    Revolving Notes will be issued at the Borrowers’ expense, to each such Additional Commitment Lender; and

(g)                                 the Borrowers and the Additional Commitment Lenders shall have delivered such other instruments, documents and agreements as the Agent may reasonably have requested.

1.1A.3              Notice of Effectiveness of Commitment Increase.  The Agent shall promptly notify each Lender as to the effectiveness of each Commitment Increase (with each date of such effectiveness being referred to herein as a “Commitment Increase Date”), and at such time (i) the Revolving Loan Commitments, the Revolving Credit Maximum Amount and the Total Credit Facility under, and for all purposes of, this Agreement shall be increased by the aggregate amount of such Commitment Increases, (ii) this Agreement shall be deemed amended, without further action, to the extent necessary to reflect such increased Revolving Loan Commitments.

1.1A.4              Covenants and Agreements of Borrowers In Connection with Commitment Increases.  In connection with Commitment Increases hereunder, the Lenders and the Borrowers agree that, notwithstanding anything to the contrary in this Agreement, (i) the Borrowers shall, in coordination with the Agent, (x) repay outstanding Loans of certain Lenders, and obtain Loans from certain other Lenders (including the Additional Commitment Lenders), or (y) take such other actions as reasonably may be required by the Agent, in each case to the extent necessary so that all of the Lenders effectively participate in each of the outstanding Loans pro rata on the basis of their Commitment Percentages (determined after giving effect to any increase in the Revolving Credit Maximum Amount pursuant to this Section 1.1A), and (ii) the Borrowers shall pay to the Lenders compensation of the type referred to in Section 3.2.5 as actually incurred in connection with any repayment of Loans required pursuant to preceding clause (i).

1.4                                 Section 1.5 of the Loan Agreement is hereby amended by deleting the reference to the amount of “$30,000,000” in the proviso to clause (ii) of the first sentence and inserting a reference to the amount “$50,000,000” in its stead.

1.5                                 Section 1.6 of the Loan Agreement is hereby amended by deleting the reference to the amount “$2,000,000” where it appears therein and inserting a reference to the amount “$5,000,000” in lieu thereof.

1.6                                 Section 2.2 of the Loan Agreement is hereby amended be deleting the words “Atlanta, Georgia” and substituting the words “Boston, Massachusetts” in their stead.

1.7                                 Section 8.2.1 of the Loan Agreement is hereby amended by deleting clause (ii) in its entirety and by inserting the following in lieu thereof:

(ii)                                  acquisitions of assets consisting of fixed assets or real property that constitute Capital Expenditures.

1.8                                 Section 8.2.3 of the Loan Agreement is hereby amended by (a) deleting the reference to the amount of “$3,000,000” where it appears in clause (ix) therein and inserting a reference to the amount “$10,000,000 in its stead, (b) deleting the period at the end of such clause (ix) and inserting “and;”, and (c) inserting the following new clause (x):

(x)                                   Indebtedness in respect of money borrowed, in an aggregate amount not to exceed $100,000,000 (inclusive of the amounts permitted under clause (ix) hereof) at any one time outstanding, and otherwise on  terms and subject to documentation acceptable to the Agent and, if secured by a Lien permitted under Section 8.2.5 hereof, to the Lenders.

1.9                                 Section 8.2.5 of the Loan Agreement is hereby amended by renumbering clause (ix) as clause (x) and inserting the following new clause (ix):

(ix)                                Liens to secure Indebtedness permitted under Section 8.2.3(ix) hereof, provided that the Person holding such Liens shall have entered into an intercreditor and subordination agreement reasonably acceptable to the Agent and, the Lenders; and

1.10                           Section 8.2.8 of the Loan Agreement is hereby deleted in its entirety and inserting the following in lieu thereof:

8.2.8                        [Intentionally Omitted]

1.11                           Section 8.2.17 of the Loan Agreement is hereby amended by deleting clause (v) thereof in its entirety.

1.12                           Section 12.8 of the Loan Agreement is hereby amended by deleting the notice address for the Agent and inserting the following in lieu thereof:

If to the Agent:	Fleet Retail Group, Inc.
40 Broad Street
Boston, Massachusetts 02109
Attention: Mr. Keith Vercauteren
Facsimile No. (617) 434-4339

With a copy to:	Riemer & Braunstein LLP
Three Center Plaza
Boston, Massachusetts 02108
Attention: David S. Berman, Esquire
Facsimile No. (617) 880-3456

1.13                           Appendix A of the Loan Agreement is hereby amended as follows:

(a)                                  By amending the definition of “Agent” by deleting the words “Fleet Capital Corporation” and substituting the words “Fleet Retail Group, Inc” in their stead.

(b)                                 By amending the definition of “Applicable Margin” be deleting the table set forth therein in its entirety and inserting the following in lieu thereof:

	EBITDA and Fixed Charge Coverage Ratio for the Prior Twelve Months	LIBOR Revolving Portion	Base Rate Revolving Portion
Tier I	EBITDA >$35,000,000 and a Fixed Charge Coverage Ratio >1.1:1.0 (If the Fixed Charge Coverage Ratio is less than 1.1:1.0, the rates in Tier II shall apply notwithstanding that EBITDA exceeds $35,000,000))	1.50%	0.00%
Tier II	EBITDA > $20,000,000 <= $35,000,000 (No applicable Fixed Charge Coverage Ratio)	1.75%	0.25%
Tier III	EBITDA > $12,000,000 <= $20,000,000 (No applicable Fixed Charge Coverage Ratio)	2.00%	0.50%
Tier IV	EBITDA <= $12,000,000 (No applicable Fixed Charge Coverage Ratio)	2.25%	0.75%

(c)                                  By amending the definition of “Availability Reserves” to add the following at the end thereof:

In no event shall the Agent establish an Availability Reserve under clauses (iv) or (v) of this definition as long as the Loan Party’s cost structure for Import Landing Costs and Landing Costs is consistent with its historical practices.

(d)                                 By deleting the definition of “Borrowing Base” in its entirety and substituting the following in its stead:

“Borrowing Base” - as at any date of determination thereof, the result of the following:

(A) (1)  At all times that the provisions of clause (2) hereof do not apply, the Cost of Eligible Inventory of the Lead Borrower and the Canadian Affiliate (net of Inventory Reserves) multiplied by the applicable Inventory Advance Rate, not to exceed the Inventory Appraisal Cap; or (2) for the period from the date of Amendment 5 though the earlier of December 15, 2004 or the occurrence of the Special Capital Event, the Inventory Appraisal Cap for Eligible Inventory  plus

(B)  The product of the Cost of Eligible Inventory of Michaels (net of Inventory Reserves) multiplied by 25%, which together with the result of clause (C) below shall not exceed $2,000,000; plus

(C)  The product of the face amount of Eligible Receivables of Michaels (net of Receivables Reserves) multiplied by the applicable Receivables Advance Rate, which together with the result of clause (B) above shall not exceed $2,000,000; plus

(D)  The product of the amount of Eligible Credit Card Receivables of the Lead Borrower and the Canadian Affiliate (net of Receivables Reserves) multiplied by the applicable Receivables Advance Rate.

provided, however, that until the Agent obtains a perfected security interest in the Canadian Assets and the Canadian Inventory, the amounts set forth in clauses (A) and (D) attributable to the Canadian Affiliate shall not be included in the Borrowing Base calculation; and provided further that Eligible In-Transit Inventory shall not constitute more than ten percent (10%) of the Borrowing Base at any time.

(e)                                  By deleting clause (ii) of the definition of “Eligible In Transit Inventory” and substituting the following in its stead:

The documents which relate to such shipment reflects a Borrower or the Canadian Affiliate as consignee (along with delivery to such Person of the documents of title with respect thereto) and the Agent has control over the documents which evidence ownership of the subject Inventory such as by providing a customs broker agreement reasonably satisfactory to the Agent.

(f)                                    By deleting clause (vii) of the definition of “Eligible Inventory” and adding the following immediately after the dash and the defined term “Eligible Inventory -” in the first line of the definition thereof:

Eligible In Transit Inventory, Eligible Letter of Credit Inventory and other

(g)                                 By deleting clause (ii) of the definition of “Eligible Letter of Credit Inventory” and substituting the following in its stead:

The documents which relate to such shipment reflects a Borrower or the Canadian Affiliate as consignee (along with delivery to such Person of the documents of title with respect thereto) and the Agent has control over the documents which evidence ownership of the subject Inventory such as by providing a customs broker agreement reasonably satisfactory to the Agent.

(h)                                 By deleting the definitions of “Fiscal Year 2002”, “Fiscal Year 2003”, “Fiscal Year 2004” and “Fiscal Year 2005” in their entirety.

(i)                                     By deleting the definition of the term “Inventory Advance Rate” in its entirety and inserting the following in lieu thereof:

“Inventory Advance Rate” – The following percentages during the periods indicated in the chart below:

Period	Inventory Advance Rate
January through August of each year	72%
September of each year	75%
October through December of each year	85%

(j)                                     By deleting the definition of the term “Inventory Appraisal Cap” in its entirety and inserting the following in lieu thereof:

“Inventory Appraisal Cap” – (i)  for the period from the date of Amendment No. 5 through December 15, 2004 (or sooner pursuant to clause (ii) below), ninety percent (90%) of the Appraised Inventory Liquidation Value for Inventory of the Lead Borrower and the Canadian Affiliate; and (ii) upon the earlier to occur of December 15, 2004 or the Special Capital Event, and at all times thereafter, eighty-five percent (85%) of the Appraised Inventory Liquidation Value for Inventory of the Lead Borrower and the Canadian Affiliate.

(k)                                  By deleting clause (iii) of the definition of “Receivables Advance Rate” and adding the words “and the Canadian Affiliate” after the words “Lead Borrower” in clause (ii) thereof.

(l)                                     By deleting the definition of the term “Revolving Credit Maximum Amount” and inserting the following in lieu thereof:

“Revolving Credit Maximum Amount” –  $100,000,000, as same may be increased from time to time pursuant to Section 1.1A hereof.

(m)                               By deleting the definition of the term “Revolving Loan Commitment” and inserting the following in lieu thereof:

“Revolving Loan Commitment” – with respect to any Lender, the amount of such Lender’s Revolving Loan Commitment pursuant to subsection 1.1 of the Agreement, as set forth below such Lender’s name on the signature page for Amendment No. 5 or the signature page to the joinder agreement with respect to any Additional Commitment Lender, as same may be increased from time to time pursuant to Section 1.1A hereof.

(n)                                 By deleting the definition of the term “Total Credit Facility” in its entirety and inserting the following in lieu thereof:

“Total Credit Facility” – means, at any time, the sum of the Revolving Loan Commitments at such time.

(o)                                 By inserting the following definitions in their proper alphabetical sequence:

“Additional Commitment Lender” – as defined in Section 1.1A.

“Amendment No. 5” – means that certain Amendment No. 5 to the Seventh Amended and Restated Loan and Security Agreement dated June 3, 2004 among the Borrower, the Agent and the Lenders.

“Commitment Increase” – as defined in Section 1.1A.

“Commitment Increase Date” – as defined in Section 1.1A.

“Consolidated Fixed Charges” means for any period the sum of (i)  all interest and amortization of debt discount and expense (including commitment fees, letter of credit fees, balance deficiency fees and similar expenses) on all Indebtedness of the Borrowers on a Consolidated basis paid or required to be paid in accordance with GAAP (including with respect to Capitalized Lease Obligations), plus (ii) the aggregate amount of scheduled principal payments paid or required to be paid by the Borrowers with respect to any Indebtedness (including Capitalized Lease Obligations but excluding payments with respect to the Revolving Credit Loans).

“Fixed Charge Coverage Ratio” – means the ratio of (i) Consolidated EBITDA minus Consolidated Net Capital Expenditures minus current taxes based on income of Borrowers and their Subsidiaries paid in cash with respect to such period to (ii) Consolidated Fixed Charges, in each case, for the twelve month period most recently ended for which financial statements have been delivered to Agent.

 “Special Capital Event” – means the Borrowers’ consummation of one or more capital transactions, from and after the date of Amendment No. 5, pursuant to which the Borrowers shall have obtained additional equity capital or incurred additional Indebtedness permitted hereunder in an aggregate amount in excess of $50,000,000, upon terms and conditions acceptable to the Majority Lenders.

SECTION 2                               CONDITIONS PRECEDENT

2.1                                 This Amendment shall become effective upon satisfaction of the following conditions (the date of satisfaction of such conditions being referred to herein as the “Fifth Amendment Effective Date”):

(a)                                  Execution and delivery to the Agent of this Amendment by the Borrowers, the Lenders, the Agent and the Co-Administrative Agent.

(b)                                 Delivery to the Agent of an opinion of counsel to the Borrowers in form and substance satisfactory to the Agent and its counsel.

(c)                                  Delivery to the Agent of resolutions of the Boards of Directors of the Borrowers, approving and authorizing the execution, delivery and performance of this Amendment, certified as of the Fifth Amendment Effective Date by their corporate secretaries or assistant secretaries as being in full force and effect without modification or amendment, in form an substance satisfactory to the Agent.

(d)                                 Payment to the Agent of (i) an amendment fee in the amount of $54,000 which shall be payable to the Lenders based on their respective Revolving Loan Percentages prior to the Fifth Amendment Effective Date, and (ii) and incremental exposure increase fee in the amount of $49,000, which shall be payable to the Lenders based on their respective Revolving Loan Percentages after the Fifth Amendment Effective Date.  Such fees shall be fully earned upon the execution hereof and shall not be subject to refund or rebate under any circumstances.

(e)                                  No Default or Event of Default shall then exist and be continuing.

(f)                                    Execution and delivery of such other instruments, documents and agreements as the Agent may reasonably require.

SECTION 3                               MISCELLANEOUS

3.1                                 Each of the Borrowers reaffirms and restates the representations and warranties set forth in Section 7 of the Loan Agreement, as amended by this Amendment (the “Amended

Agreement”), and, after giving effect to the transactions contemplated herein, all such representations and warranties shall be true and correct in all material respects on and as of the date hereof (except insofar as such representations and warranties expressly relate to an earlier date).

3.2                                 Each of the Borrowers warrants and represents (which warranty and representation shall survive the execution and delivery hereof) that:

(a)                                  It has the corporate power and authority to execute and deliver this Amendment, and to carry out the terms and provisions of this Amendment and the Amended Agreement and the transactions contemplated hereby and thereby, and has taken or caused to be taken all necessary corporate action to authorize the execution and delivery of this Amendment and the performance of this Amendment and the Amended Agreement and the transactions contemplated hereby and thereby;

(b)                                 No consent of any other person (including, without limitation, its shareholders or creditors), and no action of, or filing with any governmental or public body or authority is required to authorize, or is otherwise required in connection with the execution and delivery of this Amendment and the performance of this Amendment and the Amended Agreement;

(c)                                  The execution and delivery of this Amendment and the performance of this Amendment and the Amended Agreement will not violate any law, statute or regulation, or any order or decree of any court or governmental instrumentality, or conflict with, or result in the breach of, or constitute a default under any contractual obligation; and

(d)                                 This Amendment has been duly executed and delivered by a duly authorized officer, and this Amendment and the Amended Agreement constitute a legal, valid and binding obligation of it, enforceable in accordance with their terms, subject to laws affecting the enforcement of creditors’ rights generally and the exercise of judicial discretion in accordance with general principles of equity.

3.3                                 The Loan Documents, subject to the foregoing terms and conditions provided by this Amendment, constitute the complete agreement of the Parties with respect to the subject matters referred to herein and supersede all prior or contemporaneous negotiations, promises, agreements, or representations, all of which have become merged and finally integrated into the Loan Documents and this Amendment.  No agreements or undertakings varying, modifying, amending, extending, discharging or terminating the same shall be binding upon any Party unless in writing signed by a duly authorized official or agent thereof.  No waiver by any Party of any breach hereunder shall be deemed a waiver of any other or subsequent breach.

3.4                                 Each Borrower agrees to pay, on demand, all attorneys’ fees and costs incurred in connection with the negotiation, documentation, and execution of this Amendment.  If any legal action or proceeding shall be commenced at any time by any Party in connection with its interpretation or enforcement, the prevailing Party or Parties in such action or proceeding shall be entitled to reimbursement of its reasonable attorneys’ fees and costs in connection therewith, in addition to all other relief to which the prevailing Party or Parties may be entitled.  Each of the Amendment Parties waives its right to a trial by jury in any action to enforce, defend, or interpret, or otherwise concerning this Amendment.

3.5                                 Except as herein expressly amended, the Loan Agreement is ratified and confirmed in all respects and shall remain in full force and effect in accordance with its terms.

3.6                                 This Amendment and all rights and obligations hereunder, including matters of construction, validity, and performance, shall be governed by and construed under the laws of the State of California and shall inure to the benefit of and shall be binding upon the successors, heirs and assigns of the Parties.

3.7                                 All references to the Loan Agreement contained in the Loan Agreement and the other Loan Documents and the other documents and instruments delivered pursuant to or in connection therewith shall mean the Loan Agreement, as amended hereby and as may in the future be amended, restated, supplemented or modified from time to time.

3.8                                 This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

3.9                                 Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

RESTORATION HARDWARE, INC., the Lead Borrower

By:	/s/ Patricia McKay

Name:	Patricia McKay

Title:	CFO

THE MICHAELS FURNITURE COMPANY,
as a Borrower

By:	/s/ Patricia McKay

Name:	Patricia McKay

Title:	CFO

FLEET RETAIL GROUP, INC., a Delaware corporation, as Agent and as a Lender

By:	/s/ Keith Vercauteren

Name:	Keith Vercauteren

Title:	Director

Amount: $55,000,000.00

THE CIT GROUP/BUSINESS CREDIT, INC., as the Co-Administrative Agent and as a Lender

By:	/s/ Frank Brown

Name:	Frank Brown

Title:	Vice President

Amount: $45,000,000.00

Signature Pages to Amendment No. 5 to the Seventh Amended and Restated
Loan and Security Agreement